UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   The Gary M. Lauder Revocable, Trust (1)
   c/o Gary M. Lauder
   ICTV Inc.
   14600 Winchester Boulevard
   Los Gatos, CA  95030
   USA
2. Issuer Name and Ticker or Trading Symbol
   The Estee Lauder Companies Inc.
   EL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   May 28, 2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Class A Common Stock       |5/22/2|J   |V|2,400             |D  |$36.37     |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/22/2|J   |V|2,500             |D  |$36.65     |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/22/2|J   |V|100               |D  |$36.35     |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/22/2|J   |V|800               |D  |$36.58     |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/22/2|J   |V|2,400             |D  |$36.33     |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/22/2|J   |V|11,900            |D  |$36.50     |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/22/2|J   |V|3,200             |D  |$36.32     |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/22/2|J   |V|4,300             |D  |$36.61     |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/22/2|J   |V|8,000             |D  |$36.30     |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/22/2|J   |V|100               |D  |$36.60     |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/22/2|J   |V|29,900            |D  |$36.40     |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/22/2|J   |V|400               |D  |$36.59     |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/22/2|J   |V|100               |D  |$36.42     |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/22/2|J   |V|2,200             |D  |$36.36     |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/22/2|J   |V|1,700             |D  |$36.38     |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/23/2|J   |V|8,400             |D  |$36.05     |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/23/2|J   |V|25,100            |D  |$36.10     |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/23/2|J   |V|5,800             |D  |$36.00     |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/23/2|J   |V|700               |D  |$36.11     |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/24/2|J   |V|16,600            |D  |$36.15     |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/24/2|J   |V|200               |D  |$36.18     |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/24/2|J   |V|500               |D  |$36.16     |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/24/2|J   |V|12,400            |D  |$36.25     |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/24/2|J   |V|15,500            |D  |$36.20     |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/24/2|J   |V|19,000            |D  |$36.30     |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/24/2|J   |V|1,000             |D  |$36.35     |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/24/2|J   |V|4,500             |D  |$36.21     |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |5/24/2|J   |V|300               |D  |$36.17     |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/30/2|J   |V|5,000             |D  |$35.20     |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/30/2|J   |V|5,000             |D  |$35.23     |                   |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/30/2|J   |V|10,000            |D  |$35.10     |943,454            |D     |                           |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |5/06/2|G   |V|1,143,454         |A  |           |943,454(2)         |I     |As Trustee (2)             |
                           |002   |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
Reporting Person:	The Gary M. Lauder Revocable Trust
(1)
Issuer Name: 		The Estee Lauder Companies
Inc.
Address:		c/o Gary M. Lauder
			ICTV Inc.
			14600 Winchester Boulevard
			Los Gatos, CA
95030
Identification
Number
(1) Designated filer on behalf of (a) The Gary M. Lauder Revocable Trust u/a/d as of August 10, 2000, Gary M. Lauder, settlor (the "The Gary M.
Lauder Revocable Trust"), a 10% owner of the Issuer; and (b) Gary M. Lauder ("GML"), a 10% owner of the Issuer.
(2) On May 6, 2002, the Gary M. Lauder Revocable Trust acquired 1,143,454 shares of Class A Common Stock as a distribution from the Separate
Share Trust f/b/o Gary M. Lauder u/a/d 12/15/76, created by Leonard A. Lauder, as Grantor. On such date, Gary M. Lauder, as sole trustee, acquired an indirect interest in such shares. Gary M. Lauder also holds 79,920 shares of Class A Common Stock directly and 2,335,782 shares of Class A
Common Stock indirectly as a trustee of the 1992 Leonard A. Lauder Grant Retained Annuity Trust (the "GRAT"). The amount in column five for GML's month-end holdings reflects the sales by The Gary M. Lauder Revocable Trust in May 2002
SIGNATURE OF REPORTING PERSON
Gary M. Lauder
DATE
06/10/02